Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Aegis Assessments, Inc:

We consent to the incorporation by reference in the registration statements of Aegis Assessments, Inc. on Form S-8 {File No. 333-108487} filed as of September 4, 2003 and Form S-8 {File No. 333-104658} filed as of April 22, 2003, of our report dated November 10, 2006, on the balance sheet of Aegis Assessments, Inc., as of July 31, 2006 and the related statements of operations, stockholders’ deficit and comprehensive income (loss) and cash flows for the years ended July 31, 2006 and 2005, which report appears in Aegis Assessment’s Annual Report on Form 10-KSB.

/s/Mantyla McReynolds, LLC

Mantyla McReynolds, LLC

Salt Lake City, UT

November 14, 2006